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The following is a transcript of a conference call held on July 20, 2015 at 10:00 a.m., ET.

JEFFERIES LLC

Moderator: Dan Dolev

07-20-15/10:00 a.m. ET

Confirmation # 77666468

JEFFERIES LLC

Moderator:  Dan Dolev

July 20, 2015

10:00 a.m. ET

Operator:                                                                    This is Conference #:           77666468

Operator:                                                                    Good morning.  My name is (Carol).  And I’ll be your conference operator today.

At this time, I would like to welcome everyone to the Iron Mountain conference call.  All lines have been place on mute to prevent any background noise.  If you should need assistance[Operator Instructions]...

Dan Dolev:                                                          Thank you.

Operator:  ...                                                     [Operator Instructions] during the call, please press star, zero.  Mr. Dolev, you may begin your conference.

Dan Dolev:                                                          Thank you very much.  Good morning, everyone.  And thank you for joining me today on today’s notes from the C-suite conference call.

For those of you who don’t know me, I am Dan Dolev, Jefferies U.S. business services analyst.  I’m here at Iron Mountain headquarters in Boston.

With me today is Bill Meaney, Iron Mountain’s president and CEO.  We’re here to discuss some key strategic issues and long term prospects for Iron Mountain in the document management industry in general.

Note: Transcript has been corrected and edited for clarity

I prepared a few questions of my own.  However, in about 20 to 25 minutes, I will be turning to investor questions that are emailed to me.  So if you have any questions, please email them directly to me.  And I will ask them on your behalf on an anonymous basis of course.

My email address is ddolev@jefferies.com.  That is D-D-O-L-E-V as in Victor @jefferies.com.

Now, without further ado, good morning, Bill.  And thank you for hosting us here us, in your headquarters.

Bill Meaney:                                                  Thanks for coming Dan.

Dan Dolev:                                                          Bill, before I get into my questions, I would like to ask you what you’re hearing from investors these days especially as your road show over the last few weeks.  Specifically, I would imagine that one of the biggest pushbacks you’re getting is the decline in paper demand.  That it could eventually drive a negative inflection in your organic storage growth.  How can you reassure investors that North America organic storage growth will remain positive in the medium term plus with North America paper demand in negative territory, while will new volumes from existing customers not eventually crumble?

Bill Meaney:                                                  OK.  Thanks Dan.

Well, I think first, we have been spending quite a bit of time on the road talking to investors especially since the Recall announcement.  And actually, from existing investors, believe it or not we don’t get that question.  I think for people who are new to this story, the — you know the elephant in the room so to speak is how can where a large portion of our business is still paper document storage although that’s not the exclusive area.  We do store number of other things.

You know that is a new investor question.  I wouldn’t say it’s an old investor question because I think the people who currently are holding our shares and then sell them for a number of years kind of understand the divergence between what happens to paper and what happens to paper documents.

Note: Transcript has been corrected and edited for clarity

So I think that best way to look at it is if you look at — whether you look at the developed countries or the developing countries.  Let me just give you a couple pieces of information.

So in the developing countries, that’s exactly as you described on — in the sense that paper is going down 3 to 4 percent a year.  So the use of paper is going out 3 or 4 percent.

But during that same period of time, if you look over the last two or three years, it’s been very stable that new documents coming into our facilities is about 6 percent even in the ...

Dan Dolev:                                                          Yes.

Bill Meaney:  ... developed countries.  And the way that I tell people to think about that is think about it in terms of law firms.

Law firms have virtually been paperless for 20, 25 years yet they are still sending us on average 6 percent new documents each year because the things that we’ve always stored for law firms and the things we continue to store for them are the contracts or the — or wills of whatever at the end where there is a wet signature catch.  And that’s what we store for highly compliant, highly regulated documents.

So we still continue.  I wouldn’t say it’s high growth because the 6 percent you have to net off destructions.  And we need things come to the end of the life is that you have net volume growth, let’s say destructions of 4, 4-1/2 percent.  You have net between 1-1/2, 2 percent depending on the country or territory.

I think in the developing markets, we do see that we have both 10 to 15 percent incoming document growth whilst paper growth is a little bit positive.  I wouldn’t, you know, read too much into it.  It’s slightly positive.  But I think that’s more where the countries are in the GDP growth curve.

And our net intake is also in the 10 to 15 percent.  And the only reason why net and growth tend to be in those higher digits is because these countries are

Note: Transcript has been corrected and edited for clarity

typically earlier in their lifecycle in terms of outsourcing and as I say, of course, the higher GDP growth.  So it is a very big difference between what’s happening between paper and what’s happening between documents.

Dan Dolev:                                                          Understood.  No.  It’s very insightful.  Thank you.

I’m — let’s actually talk about in emerging markets a little bit.  You mentioned emerging or developing economies.

Emerging markets have been a nice growth engine for you in recent years.  How confident are you that this trend will continue?  And why will emerging markets not adopt developed market standards rapidly when it becomes to storing paper?

Bill Meaney:                                                  And it’s a very good question because I think you’ve seen lots of times in what I would call the high tech area.  You do see emerging markets actually in leap frog the developed markets because of — because the developed markets in technology have the embedded base issue.

And what we’re doing is just the opposite is what’s happening in emerging markets is that they’re having to embrace more regulation, more compliance.  And if you look at the Department of Justice in terms of the industries that they regulate in United States is they now have extra territorial reach.  So you’ll find that the DOJ is requesting documents that are from customers that — of ours that not only work in United States but somewhere abroad.  And they’re asking for those documents in.

So the — our business you should think about has been very regulatory driven at one level or in another level little things that are with rare artifacts, maybe the wrong word.  But if you think about oil and gas core samples or film and sound, these are things that are valuable no matter where they are in the world.  So you — it’s a — it’s a different trend that we see going on in the enterprise storage then you would see in, say, some of the technology sectors.

Dan Dolev:                                                          Thank you.  Let’s actually shift gears to your profitability and CAPEX requirements to maintain it.

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For those of you who have not seen our research, a key concern we’ve raised is that despite the more or less $1.5 billion in CAPEX and investments spent in recent years, OIBDA has been declining now.  If I remember correctly, your counter argument is that services declines, which are now abating according to you, have offset healthy growth from storage.

That’s fine.  But shouldn’t one view services as the cost of getting the storage business?  In other words, isn’t your efficient services capability a key competitive advantage over your peers when it comes to getting the higher margin storage business?  And why shouldn’t investors view the decline in services as a potential leading indicator for the storage business?

Bill Meaney:                                                  OK.  There’s a lot of questions in that — in that ...

Dan Dolev:                                                          Yes.

Bill Meaney:  ... one question.  It’s you can say ...

Dan Dolev:                                                          One set a time.  Your call.

Bill Meaney:                                                  I want to make sure that I — but first of all, you know I do appreciate the focus that you’ve been putting on this area because I do think it’s a complexity in our story that needs to be clearly understood so that new investors, say, existing investors I think understand.  But you get new investors to understand the story.  I think that needs to the — it — you know I do appreciate the opportunity to have some clarity in this area.

I think starting — if you — if you think — let’s start with the end of your question that we can kind of back up to.  I think your last question was really about, is the decline in service a precursor to a decline in storage.

Dan Dolev:                                                          Yes.

Bill Meaney:                                                  And actually, that we haven’t seen again.  If I use law firms as an example, I think law firms have probably been in terms of paper document handling have been at the forefront or one of the common industries at the forefront in terms of automating their processes.  And we still see that steady 6 percent growth

Note: Transcript has been corrected and edited for clarity

in documents coming in to law firms during that period of time whilst they are actually using technology not only to capture but to generate the documents.

So what happens with law firms is that when they need to actually recall a document and edit it or work on it or reference it, they very seldom ever ask for the physical document back because they generated it electronically.  That being said, from a regulatory standpoint, from a certainty standpoint, they still when they print that document store it.

So they have been probably the leaders in terms of a decline in service, which is kind — which would be the retrieval side of it but have been one of the fastest growing sectors in terms of what we call proof.  So that our business is less about use and more about proof.  So the service component to your point is an important differentiating factor because when they do need something back or if we need to scan something, they’re — the customers that we deal with again because they’re regulated or they deal with regulated industries want to make sure that chain of custody is absolutely spot on.

So the service is an important differentiator.  But it is slowing down because a lot of what we store is captured electronically at some point in this life.  So they don’t need that document back as often.

But still comes down to when they need it — they need it.  And we’re up to 9 — no, seven 9s now in terms of our retrieval rate, which is 99.99999.  And that’s an important part of our quality in terms of being able to do that.

Dan Dolev:                                                          Yes.  Understood.

Actually, somewhat related to that, if I remember correctly, in your most recent investor presentation, you’re guiding to a moderation in gross margin decline in the services business.  Does this also imply that services, revenue and OIBDA will stop declining?

Bill Meaney:                                                  OK.  So yes.  So let’s come back to that was also part of your question as that — you know, the — that you basically — that it — the drag on our OIBDA growth has been a decline in the service margin

Dan Dolev:                                                          Right.

Note: Transcript has been corrected and edited for clarity

Bill Meaney:  ... which I think was a very good callout is that if you think about it it has been in 2011, our gross margin and service revenue was something around 40 percent.  And we’re — we’re estimating that by the end of this year, it will flatten out at around 27.1 percent.

Dan Dolev:                                                          Yes.

Bill Meaney:                                                  Little over 27 percent is we’re — what we’re estimating.  We’re going through — we’ve started the number of changes last year.  We continue to make that this year.  So we think we will basically be able to get our service margins off that trend line and back up to 27 — a little over 27 percent.  Let’s say 27 percent for the end of the year is our expectations.

You know Q1, we were little bit below the 27.  But we — we’re confident the things that we’re doing will get by the end of the year back up to around 27 percent is what we talked about.

I think that the challenge it’s been more — if you think about it is that whilst 40 percent of our revenue is service, only about 15 percent of our margin is service.  And whilst we are calling an end to headwinds on the revenue coming in, we still continue to expect 1 to 2 percent headwinds on the revenue side.  But the big change or the thing that you highlighted in your report, the loss of OIBDA has been associated with the margin decline less on the revenue headwind because a single digit percentage headwind on revenue on something that accounts for about maybe 40 percent of our revenues but only 15 percent of our profits is not the main driver.

The main driver has been going from that 40 percent down to a little less that 27.  And we expect to be back up to 27 by the end of the year.

So I think that what we — what have we done to try to attack it?  Well, first, let’s go back to your original question.  The thing that’s driven that is this slowdown in activity.  Whilst the slowdown in activity hasn’t been a slowdown in terms of incoming volume, it has been a slowdown in terms of things being recalled.

Dan Dolev:                                                          Yes.

Note: Transcript has been corrected and edited for clarity

Bill Meaney:  ... And when you do that, you know the economy’s scale hurt you in both — help you in one direction.  They hurt you in the other direction, right, because when you’re actually losing volume, you have to be very aggressive at variabilizing your cost space, which means taking things that become fixed and variablizing those.

Dan Dolev:                                                          Yes.

Bill Meaney:                                                  So what we’ve been doing.  And as you’ve seen over the last — last two years or last, I would say, 12 to 18 months, you’d see that the rate of decline in the service margin has been abating.  And we’re saying that we think that by the end of this year, we’ll have it flattened out.

And what have we been doing to do that?  We’ve been doing really around three things.

One is variabilizing more of our labor and cost space associated with that.  The second thing is relying more and more on third party logistic suppliers that will lead in and maintain our quality around chain of custody, which is not as easy as it sounds.

But we are using more and more.  We’ve been very successful in certain geographies using more and more third parties.

And the third aspect is using technology — using technology that we have today but more proactively and using new technology so just to give you two examples on that.  On using technology we have today but we haven’t been very proactive enforcing it or offering it I should say — on offering it to our customers is that today, we have a product called scan on demand.

And what that means — that if you need a document back, you — we — and you say, “I want it back instantaneously.” we will pull that document from the rack.  We will scan it.  And we will email it to you or put it into our cloud for you to retrieve later.

All right.  So that’s a service that we offer today.  Obviously, it’s a much higher margin product.

Note: Transcript has been corrected and edited for clarity

Dan Dolev:                                                          Yes.

Bill Meaney:                                                  It allows us to variabilize our cost base.  We don’t have to send a half empty van down to your location to give you that document back.  So it’s more profitable.  It’s faster for the customer.

The way we do that today though is typically we wait for the customer to ask for it rather than saying to the customer, “If you want something within an hour, we can provide this for you at this cost, which is going to be higher margin to us and in some cases lower cost to you as well.”  But we’ve been waiting for the customer to ask for it rather than proactively offering it.  So that’s one aspect.

The other aspect is offering what for us is new technology but old technology for some other industry.  So for instance, about 2, 3 months ago, maybe 4 months ago now, we’ve started offering in our shred bins, putting in sensors to measure when they’re full similar to what waste management companies have been doing with their waste containers.

So then our drivers or couriers only go to empty your shred bin when it’s absolutely full.  And you’d say, “OK.  I know you cover some other companies that are more in technology.  This is kind of old school.”  And that’s one of the things where frankly we’ve been slow to embrace.  And we’re now accelerating that pace on some technologies that have been used very well in other areas.

Dan Dolev:                                                          Understood.  No.  That’s — those are good cost saving in essence for sure.

Let’s shift gears a little bit to discuss Recall, important topic.  You’re clearly very keen on acquiring Recall.  And you see a lot of value in it given that you were willing to pay an extra 50 cents in share in June.

Now, as stock continues to decline and Recall wants more money, just an option potential, is there a point at which to say enough is enough and walk away from the deal?  And what is the point where the price outweighs the benefit?  Does that point even exist?

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Bill Meaney:                                                  What — well, first, I think there’s a misperception.  There is no other opportunity to increase the offer.  So what we’re — now, it’s a binding.  It’s a — it’s a scheme of arrangement.  It goes through shareholder votes on both sides.  And then it goes through a court process.

So we’re both kind of heading to the, you know — to the core so to speak.  And there is no — there’s no room for renegotiation.  The deal is a binding agreement subject to their shareholders approving it and our shareholders approving it.

Dan Dolev:                                                          But there’s — they can technically not approve it.

Bill Meaney:                                                  There’s always — there’s always an issue that they cannot approve it.  I’ve been on the road as you know for the last — well, both, Doug Pertz, their CEO, and I went on the road to — in Australia about three weeks ago I guess now the last week of June and spoke to all his major holders in Australia.  Doug and I were on the road the good part of last week talking — speaking to most of our major holders and new shareholders.  Neither one of us expect that’s a high — that is extremely low probability.

If you look at the intrinsic value of Recall as a standalone company, what we’re hearing back from their shareholders, our shareholders that these two companies are worth more together than they are separately.  So I think that the — it’s not very often that the logic is so compelling.  In fact, this is a — mostly an all stock deal.

What their shareholders see — you can see some of the activity in terms of their shareholders buying additional shares — is they see this as an opportunity to own part of the combined company.  And I mean I’ve — I don’t know about — in your experience.  But I’d never done a deal or even can remember a deal where within two or three years you’re at 26 percent accretion from an EPS standpoint, 13 percent accretion from an AFFO standpoint.  And you know their shareholders are going to have roughly 20 percent of that.

So I think you know what we hear is actually just the opposite.  I mean I think we’d all like our share price to be higher than it is.  And I’m kind of scratching my head why that’s not the case.  But you know my kind of view is

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that over, you know, period of time the markets correct themselves.  And they’ll — you know they’ll see the value that the two — both what the standalone companies are worth but also when you put the two companies together with their worth.

Dan Dolev:                                                          Yes.  Thanks.  And you mentioned accretion.  Let’s touch a little bit on synergies as well.

Clearly, there’s a big difference between your synergy number about $155 and the original synergy number that Recall laid out about $250.  Is there a chance that the run rate could ever top $200?  And what are the — what gets you from where you are today to those levels?

Bill Meaney:                                                  OK.  Well, I think — I think first of all, I can’t comment on their $250 number.  They did that before we even really engaged in, you know, detailed discussions and definitely before we did due diligence.  Right.

So we feel very comfortable about the $155 million that we have out there in terms of these, the synergies on the company.  We also you will note that we said in the press release may be higher.  We don’t say maybe higher or lower, maybe higher.  So we do think there is potential.

You know clearly, there’s potential upside.  But when we look at those synergies, we went line item by line item through his SG&A.  And you can see, you know, what they’re are the — you know, what they operated on.  I think the good news is that we found that we could get that much faster than we thought because a lot of that is associated with people running a global platform.  And that’s what’s driving both the bulk of the synergies and the speed of the synergies because, you know, Recall is a quarter of our size.  And they run a global platform.

So you can imagine the cost of doing that is not that dissimilar for us running a global platform.  But we’re four times their size.

So that’s — when we did the due diligence, we felt really comfortable we could do it much faster.  And actually the number went up.

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I’d — what could lead to a higher result is these synergies are net synergies I should emphasize.  So that’s assuming certain pass throughs to to customers.  This is most favored nation aspects.  In other words, that they are serving a customer.  And we’re serving a customer.Generally, what happens on that is you go obviously to lowest price.  So we built that into those numbers.

And the other thing is as we’ve built in certain assumptions around regulatory compliance, we feel very positive about the regulatory process that we’re going to go through.  But we’ve built in, you know, certain assumptions on that to make sure that, you know, we can — we can deliver what we say we can I think.

And it — the last year, which I think, you know, potentially has upside is that I think when we get into the real estate synergies, I think we’re going to be able to drive more benefit of that when we’re actually able to talk to both sets of landlords in a specific city for instance and drive better deals.  That’s very hard to build in on a due diligence basis because you can’t really estimate that until you actually go and have the conversation.

So we do to your point think it’s — I’m not going to tell you how much higher potentially.  But we have to get through some of the customer discussions, some of the regulatory discussions.  And then — and then as I said there is also some real estate aspects that we can think through.

Dan Dolev:                                                          Understood.  Very helpful.  Thanks.

So I’ve got about three more questions of my own.  And then I’ll be moving on to address any investor questions that came through you — through.

As a reminder, if you’ll have a question, please email it directly to me at ddolev@jefferies.com.  That’s D-D-O-L-E-V @jefferies.com.  And I’ll do my best to ask them.

Let’s (divvy) away, Bill, a little bit from the secular concerns and issues and talk a little bit about the future.  In the past, say, two, three years, there’ve been several key catalysts surrounding Iron Mountain.  The first one was

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REIT conversation.  Then it was the REIT index inclusion.  And then lastly, it was the Recall acquisition.

So what catalyst could get investors excited at this juncture?  And is there anything else besides more tuck-in and more M&A synergies that people can get excited about?

Bill Meaney:                                                  OK.  So, well, I think that first of all, I feel like it’s been a very eventful couple of years from my chair.  But I agree with you.  You always have to kind of think, OK, that’s — that’s then.  Now, you have to go for it.

I think first of all, I think just between the Recall — and I wouldn’t also skip over the transformation.  So we’ve also now said we’re taking $100 million plus out of our own SG&A costbase, which takes us from the high 20s to the mid 20s in terms of SG&A as a percent of sales.  Meaning — you know just that alone is more than a 20 percent increase in terms of our cash available for distribution and discreet investment.

So I think that’s — that plus the Recall if you think about — in the near term is a major catalyst in terms of cash available for distribution.  Right.  So I think that’s a major growth factor.

In addition to that, if you look at — and I think we have an — in some of our investor presentations, if you look at what the brand brings, in other words — what I mean by the brand is if you look at the — I think we have four or five categories where we’ve invested money.  We looked at retrospectively about — over the last two years about 60 investments or less than 60 investments that we’ve made.  And we’ve looked at the types of returns that we’ve had, everything from M&A to racking, some of them tuck-ins, some of them larger mergers and acquisitions opportunities, small amount in terms of new business areas.

We’re getting anywhere from low to mid in some cases upper teens unlevered IRRs in those.  And that’s what I call the value of the brand because it both makes us an attractive partner in some cases and an attractor — attractive acquirer, investor in other cases.

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So we do through that brand position see opportunities or see deal flow if you will that is both adjacent or consistent with our core competency in it — in places where our investors think we should go.  So I think we would expect to continue to do more of that.  I think in the near term, I think we’ve got a lot of growth coming in just between the transformation and the Recall.  In terms of cash available for distribution, if you add those two programs up, it’s — it’s significant.  But I think on the — what we’ve been getting returns in M&A and some of the other investments over the last two years, which have been included to transformation program or Recall — we would expect to continue to do more of that in the future and specifically in terms of new business areas, which are higher growth but adjacent areas.  Both in terms of customer base and/or capability set, we intend to actually focus more on that during investor day in October.

So we’ll — we’ll talk a little bit more about the future.  But I think there’s a lot of growth just in what we’ve — what we’ve got in the pipeline today.

Dan Dolev:                                                          Yes.  Just one — you mentioned cash available for distribution.  If I remember correctly in your investor presentation, your — the — some of those investments — that they don’t seem to be growing by a lot post Recall or pro forma for Recall.  Is that some — is there something embedded in that you don’t have to actually grow maintenance CAPEX by the same percentages you get the contribution from Recall?  Is there some savings embedded there that — aren’t you — in other words, aren’t — don’t you have to feed the bigger machine.  Yes

Bill Meaney:                                                  It’s very good.

Dan Dolev:                                                          I noticed actually this morning ...

Bill Meaney:                                                  You know it’s a very good question.  I think that when we put the two together, you’re right.  We’re continuing to grow.  You know we — our intent is to continue to grow at the 4 percent OIBDA growth that we highlighted in our invested day for long term guidance little over a year ago.  So that’s — that’s correct.

On the other side though, you have huge efficiencies in terms of the platform that we get because one of the things that you can see is with Recall, we have

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a lot more what I call very high returns, which can approach 60 percent of this just racking and high teens if it’s racking plus shell in terms of the core in storage rental business.  So what happens with Recall because Recall is very much a document and tape storage business, we get also additional benefit by having what I would call the very high returns, low CAPEX amount.

So if you think about, you know, the amount of CAPEX we spend on racking each year to fuel with about half of our growth right now, of course, we get even more of that for the Recall.  So that’s why you see that we’re able to be — I guess you can say we get more capital efficiency through the Recall ...

Dan Dolev:                                                          Right.

Bill Meaney:  ... transaction ...

Dan Dolev:                                                          Interesting.  Right.  Two ...

Bill Meaney:  ... point.

Dan Dolev:                                                          Thank you.  Two more questions.  And then we’ll move on to investor questions.

I know this question might be — might sound a little provocative.  But I actually still think it’s fair.

You now have REIT status and — reduces your tax burden.  But in my view, to insure long term viability, you may need to pursue other avenues.

For example, you could remain a REIT but shift gears to become more of a self storage or warehousing company.  Alternatively, you may want to give up REIT status altogether and utilize your assets and your superb logistical capabilities, which I completely agree with, to do something completely different.

Like why not do same day delivery for Google or Amazon?  I mean, isn’t there a greater long term story investing away from being reliant on document storage?

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Bill Meaney:                                                  Well, first of all, I don’t think — the way I think about the company is we are an enterprise storage company full stop.  Just so it happens if we — an enterprise store things, things that are — have to be either stored in a very reliable high chain of custody environment, believe it or not, there’s still a lot of paper documents that banks, financial services, hospitals — even with electronic medical records, there’s still a lot of what I would call regulated documents that need to be handled and stored.  Right.  So that is a big part of it.

So if you think about what the self storage market is to the consumer, we are to enterprise.  And we continue to see that as a major focus.  And it’s something that requires a focused real estate portfolio.

So today, we’re just under — we’re about 68, 69 million square feet, with Recall will be 90 million square feet.  That by any definition is a — is a major REIT.

If you look at our net operating income, that’s associated with just storage, you’ll see that we’re — similar to other very large REITs, we’re roughly about a billion and a half dollars in terms of net operating income associated just with storage.  So on any definition, it looks like we are major real estate company that generates a bulk of our cash flow from real estate.  So I think that it’s a very good fit for us especially when you see us on the enterprise side.  And so some of the areas that what we see are more natural rather than what you are highlighting in terms of third party logistics point, which I agree that would drive you down a different path — we think it’s more attractive to have the backend side of it of the operations.

So you know other things as I mentioned earlier as we store core samples from oil and gas.  We have a small but growing business in terms of storing pathology samples for our hospital and healthcare.  We have a — actually good size and growing business in the film and sound industry.  And there are other areas, which we’ll talk about during our — and we’ll talk about emerging business opportunities during our investor day.

So we feel very comfortable where we are in the real estate world.  I think if you look at how we generate our returns for our customers, it is generate it

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through the real estate, not the service hence your discussion in terms of us managing the service margin because don’t forget our gross margins on real estate are north of 80 percent.

Dan Dolev:                                                          Right.

Bill Meaney:                                                  So I think — and that is where over 85 percent of our OIBDA comes from.

Dan Dolev:                                                          Understood.  Very helpful.  So last question on my — on my side, self reflective question if I may.

What do you think we at Jefferies are misundertanding about your company?  And is there anything maybe for — from a communication point of view that you think that you could do differently to tell the story in a — you know, in a different way?  What are — what do you think we’re missing?

Bill Meaney:                                                  Well, you know, look.  I think first of all, you know people are going to always agree to disagree.

And that’s kind of the thing is you like everybody.  And we’re all humans.  We all like others to agree to see the world a way we do.  I think that is the first one.

I think that in terms of what — you know you clearly have a different view than we do but also a lot of other analysts out there.  I think that the part in — it comes down to when you bring in new investors, it — I don’t see the story as complicated.  But I think what you’ve highlight in your report — it is a complicated story.

So you can always do a better job in communicating it.  And quite frankly, I’d — I thought it quite helpful thinking about how we could better our communications to bring in new shareholders into the — into the stock.

So, yes, I do have a different conclusion than where you were drawing.  But some of the questions you were asking getting us to — helping us to describe set — the way our cash flow works in the business going forward — I personally find very helpful.  Right.

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I mean my conclusion is different than yours.  I think over time, I think people will be able to get their head around how much cash this business does generate going forward, how much additional cash we generate through not just the transformation but putting Recall together.  But I think what you’ve focused on is saying, “OK.  How does the cash generation in the machine operate?”  And I think that’s always a very good discussion to have because that is the thing that drives a value on an underlying business.

And you know we’re having this discussion today because you had — I would need to say at this point, I mean, you do have a different conclusion.  But you were — had a series of questions in terms of how does the business generate cash.  And I think one thing you and I agree with is generating cash is the thing that leads to value.  Right.

And so I always find that it’s a useful conversation.  And I got to believe the more that we have those conversations, the more that we come to an alignment of views in terms of, you know, what something is worth or not.

Dan Dolev:                                                          Right.  Great.  Now, thank you so much.  Well, this been extremely helpful.

So let’s move on to some investor questions.  There is — you know the first question that just came through — it’s regarding your presentation from last week I believe.  And I think you mentioned investment necessary to fuel 2 percent organic growth.  I believe this was in the RM part of the business.

Bill Meaney:                                                  Yes.

Dan Dolev:                                                          What does that mean?  Or what — you know, what it — how do you define organic growth?  And what does that mean for overall internal growth prospects, that 2 percent in RM that you talk about?

Bill Meaney:                                                  That’s very good question.  So if people go back and refer to our investor day, which is a little over a year ago — so it’s March 2014 — is that we guided that long term growth would be about 4 percent OIBDA growth.  OK.

Of that 4 percent OIBDA growth, about half of that comes from organic store growth, I think, storage rental.  And the other half comes through M&A.

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So if you look at — in 2015 in terms of our guidance on a cash available for dividends and investment for the company, it turns out that about $70 — we need about $70 million worth of racking.  We have after paying dividends about $65 million left over.  So roughly, the cash that we have left — we expect to have left over before — and this is without borrowing any money or issuing a share — is equivalent to the growth racking that we need.  That growth racking drives about 2 percent of the growth.

So what that means is — this is again before transformation — sitting here in 2015, we can get half of the growth that we outlined on investor day, that 4 percent growth, through the cash that we just have available and generating to this without borrowing any money.  The other hundred million — the — way — to get the other 2 percent growth, we estimate this year we will spend about 100 million in addition in terms of investment.

So where does that money come from?  We’ve — actually are borrowing for that.

So if you look at the — again our schedule in the presentations on the cash available for distribution in 2015 is in the interest line we’ve already included the cost of interest to borrowing that additional hundred million.  So this year, in 2015, before transformation, we basically generate enough cash without borrowing or issuing stock to take care of half of our growth i.e. the 2 percent going into ‘16.  And the other half — we’re borrowing $100 million, which we reflect in the interest charge in 2015.  And that gives us our 4 percent growth for OIBDA in 2016.

Going forward, that hundred million plus transformation program — that alone we expect will come close to taking care of the whole 4 percent.  So that’s — you know that’s what we’re driving for because one of the things that, you know, is probably not lost in your 28 percent — having your SG&A at 28 percent of sales is a luxury nobody should have.

And we got to that point because this was a roll up.  And we had a number of silos in the different parts of the organization.  And the reorganization that we did in April by putting all the developed markets under one head gave us that opportunity to crystallize significant savings.

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So you know longer term, we’ll get closer to the 4 percent growth just on our own wind so to speak without borrowing or issuing equity.  But even when we do borrow or we do issue equity to get that additional incremental M&A growth or other investment growth, I’d still refer you back to the presentation where we look at the 60 investments that we’ve made over the last two years or mid to high teens in terms of unlevered IRR.  So we’re still getting very high returns.  But the more we can do that with the cash that we generate internally, the better.

Dan Dolev:                                                          And from an internal — not OBIDA but an internal growth perspective, you still think you can do 0 to 2 percent in the next few years though.

Bill Meaney:                                                  No.  We’re saying we will grow OIBDA at 4 percent.

Dan Dolev:                                                          Yet not internal, just a revenue — internal revenue others.  Yes.

Bill Meaney:                                                  Internal revenue.  OK.  When you — if you look at revenue, then you have — you have the minus 1 to 2 percent what we’re saying in terms of service, which is — which is 4 percent — 40 percent of the — of the revenue.

Dan Dolev:                                                          Yes.

Bill Meaney:                                                  And then if you — we’ve guided that we would continue to have about 2 to 2-1/2 percent internal storage revenue growth.

Dan Dolev:                                                          Got it.

Bill Meaney:                                                  Now — and if you look at the last couple quarters, we’ve been, you know, well, north of that range.  But we’re still — you know we’re still maintaining our guidance as 2, 2-1/2 percent.

Think last quarter was about 3 percent.  The quarter before that was, well, higher than 3 percent.  But we think we can maintain that 2, 2-1/2 percent, which is on 60 percent of the base with a 1 to 2 percent drag on the other 40 percent.  That’s that from a profitability standpoint...

Dan Dolev:                                                          Yes.

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Bill Meaney:  ... because 85 percent of the profitability is storage and only 15 percent is on the service ...

Dan Dolev:                                                          Yes.

Bill Meaney:  ... then, you know, we feel comfortable that we can continue to main our — maintain our 4 percent OIBDA growth ...

Dan Dolev:                                                          Yes.

Bill Meaney:  ... half of it coming from organic racking growth and the other half through M&A.

Dan Dolev:                                                          M&A.  Understood.

There is a — here’s an interesting question that came through on — it’s regarding slide 18 in your presentation.  And should have that all in your head.  But ...

Bill Meaney:                                                  I think you’ve hit — think I’m starting to see in the ...

Dan Dolev:                                                          It’s the — it’s the Recall OIBDA ...

Bill Meaney:                                                  Yes.

Dan Dolev:  ... that you’re assuming.  I think it — in the question, they said it’s — it’s $215 to $235 million in OIBDA.  But in Recall’s press release from June, they guided to $215 to 2015 in constant currency, which means closer to maybe $200 in nominal terms because of the 7 to 9 percent FX headwind to their guidance.

So it — does that mean that you expect Recall’s OIBDA to grow to 18 percent in 2016?  Is there — are we understanding these numbers correctly, I guess?

Bill Meaney:                                                  But first of all, we won’t — you — I think you could probably appreciate we can’t provide guidance for Recall.

Dan Dolev:                                                          Of course.

Bill Meaney:                                                  They got their own board.

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Bill Meaney:                                                  And we put, yes — and if we — if we kind of put — we put a broad range.  But if you think about it historically, they’ve announced — I think it’s a 6 million dollar FOP program improvement in terms of the facility operating improvement program.  They’ve also been historically — been growing their OIBDA, I think, roughly at 7 percent.

So the — if you see the range, it’s a pretty broad range I think that we put in the presentation.  As you said, it was $215 to $235.

Dan Dolev:                                                          Yes.

Bill Meaney:                                                  So if you look at that $215 to $235 range, you think about the programs that they’ve announced.  And you think about historical growth rates in terms of the OIBDA.  Whether you picked the lower — it’s hard to guess what FX is going to do whether you hit the lower number and what you are — you seeing on an FX adjusted basis.  You expect them to do or the midpoint is you get somewhere in that — in that range.

And that’s all we’re saying.  So I think it — I think the range is reasonable.  If you try to nail me down where in that $215 to $235 they’re going to lannd ...

Dan Dolev:                                                          Yes.

Bill Meaney:  ... I ...

Dan Dolev:                                                          No, I wasn’t (listening) better.

Bill Meaney:                                                  Hey, I’m obviously not going to go to (him).

Dan Dolev:                                                          We’re in part ...

Bill Meaney:                                                  Then I said I think it’s reasonable that — I think the range is reasonable this (crossing).

Dan Dolev:                                                          Understood.  And then one other question that came through from an investor is — and that’s something that I thought was actually interesting too — is why

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both Recall and Iron Mountain are taking restructuring charges before the deal closes.  And how much do you expect that 3Q charge to be?

Bill Meaney:                                                  OK.  I think that we’ll — we’ll update the — well, first — let me answer first question.  And I’ll answer the ...

Dan Dolev:                                                          Yes.

Bill Meaney:  ... what we’re — what the charge could be.  I think from our standpoint, it’s always the ends for our standpoint is we start down this path of, let’s say, when I announced the reorganization in April putting all our developed markets under a single head.  That gave us the opportunity to take a major change program around our SG&A.  And why would you leave 28 percent — you know, that type of opportunity?

I mean that’s significant cash.  And our shareholders have a right to expect that to come sooner rather than later.  And that’s independent of doing anything with Recall.

The second thing is if you’re going to do an integration with another company of that scale and even though a case of quarter of our size but still significant scale, then we want to make sure that we have our organization settled in the right way and we have our systems as efficient as possible.  So we want to take advantage to that.

On Recall’s side is, you know, we were very supportive about, you know, explaining to us their rationale.  And again, why not have the company in the best shape possible when we actually do the integration?  And why wait?

So I think neither one of these things preclude anything that we would normally do when we integrate two companies.  We can drive benefits for both of our currently separate shareholders eventually with the same shareholder base sooner rather than later.  And from my standpoint, it means that when you do put them together, you have a more efficient platform.

Dan Dolev:                                                          Understood.  Thank you.  There’re several other questions that came through.

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Actually interesting question on margins.  One investor’s asking do you expect to be able to increase margins in services.  And if so, what pace do you see getting the gross margin back into the — at least in the 30s?

Bill Meaney:                                                  OK.  Well, we think that — you know what we’ve said is that we think by the end of the year, we’ll be back up to or about 27 percent.  We’re a little bit below that I think in the first quarter.  But we think that the things that we’re doing will get us back up to the 27 percent by the end of the year.

One thing that we’ve said at this point — whilst we’re pulling those three levers harder and harder that I described in terms of variabilizing or using more part time labor, using more third party logistics and applying technology where it makes sense is our intent is to bring it back up.  For this point, we can’t provide guidance, right, what we can do beyond getting it back up to around 27 percent.

Dan Dolev:                                                          Here’s another question.  Previously spent about $300 million on CAPEX since 2010 with EBIT flat.  What is the real CAPEX that needs to be spent in order to maintain your profitability?

Bill Meaney:                                                  There’s not much.  The maintenance CAPEX — and we call that out separately.  And you can see it in our description in terms of what we have before cash available for distribution.

As you’ll see, that the amount of CAPEX that we put into the business is fairly minimal.  I think we’ve just — it’s — it’s really the $90 to $110 million because most of our structures are extremely durable.  I mean they — you know these are things that don’t require a lot of maintenance.  So it’s fairly small amount of CAPEX on the maintenance side.

Dan Dolev:                                                          OK.  I think we have one last investor question ...

Bill Meaney:                                                  OK.

Dan Dolev:  ... that we’ll ask.  And it’s about, you know, 45 minutes, which it — which is perfect time, so I’ve learned, better than an hour.

Bill Meaney:  The Swiss side of me.

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Dan Dolev:                                                          It’s, yes, 45 minutes.  That leads on to be the time.  So one last question from an investor, albeit an important one.

In regards to your 2016 dividend, why not increase dividend guidance with the cash available for dividend growth expected to be $125 to $185?  Why keep dividend flat on a per share basis?  Clearly, if you have opportunity, why not increase it?

Bill Meaney:                                                  I think the only thing we provided guidance — it’s a very good question.  And I appreciate the opportunity to kind of clear this up.

The one — the only guidance that we provided for 2016 is a minimum we will keep the per share.  Well, we want to make sure there was no question that the per share dividend would maintain the same.

Dan Dolev:                                                          Yes.

Bill Meaney:                                                  So what we will — so I think that’s what we provided, is a minimum.  We think that is the minimum guidance for 2016 because that alone is a 25 percent — you know, close to a 25 percent increase in terms of our payout next year.

What the board may do beyond that I think is something that we’ll — we’ll talk more about as we get into guidance for 2016.  So at — what I would say is the only guidance that we put out there is that is a minimum that we would make sure that the current dividend per share stays. Now what the board will finally decide beyond that — you know I can’t say at this point.

Dan Dolev:                                                          OK.  I think that was it from our end.

Bill Meaney:                                                  OK.

Dan Dolev:                                                          Bill, thank you so much for doing this.

Bill Meaney:                                                  OK.

Dan Dolev:                                                          Really appreciate it.  And thank you, Melissa and Faten and Trevor.  And thanks, everyone, for listening in.  And this concludes our call for today.

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Bill Meaney:                                                  Thank you.

END

Important Information and Where to Find It

Iron Mountain intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement in connection with the approval of the issuance of Iron Mountain common stock to Recall shareholders. Equivalent information will be included in the scheme booklet that Recall will prepare and, following approval from the Australian Court, dispatch to its shareholders in connection with the scheme meeting at which Recall shareholders will consider whether or not to support the acquisition of Recall by Iron Mountain by way of scheme of arrangement. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT IRON MOUNTAIN, RECALL, THE SCHEME IMPLEMENTATION DEED AND THE SCHEME OF ARRANGEMENT. Investors and security holders will be able to obtain these materials (if and when they are available) and other documents filed by Iron Mountain with the SEC free of charge at the SEC’s website, www.sec.gov and those documents released by Recall to the Australian Securities Exchange (ASX) announcements platform free of charge at ASX’s website, www.asx.com.au. In addition, stockholders will be able to obtain copies of the proxy statement (if and when it becomes available) and other documents filed with the SEC from Iron Mountain’s website at www.ironmountain.com or by directing such request to Iron Mountain at Iron Mountain Incorporated, One Federal Street, Boston, Massachusetts 02110, Attention: Investor Relations

Participants in Potential Solicitation

Iron Mountain and certain of its respective directors, executive officers and other persons may be deemed to be participants in the anticipated solicitation of proxies in respect of the vote that would be required by Iron Mountain’s shareholders in connection with the issuance of Iron Mountain common stock as contemplated by the Scheme Implementation Deed. Information regarding Iron Mountain’s directors and executive officers is available in Iron Mountain’s proxy statement filed with the SEC on April 13, 2015 in connection with its 2015 annual meeting of stockholders. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC.

Forward-looking Statements

Certain statements contained in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, our financial performance outlook and statements regarding our operations, economic performance, financial condition, goals, beliefs, future growth strategies, investment objectives, plans and current expectations, including anticipated 2015 investments and targeted internal rates of return, the opportunity to create value by acquiring leased space, the estimated range of our dividends, the expected timing of the transaction and the completion of the potential Scheme of Arrangement with Recall Holdings Limited (“Recall”), the benefits of the potential Scheme of Arrangement, including anticipated future financial and operating results, potential synergies, timing to realize synergies, Recall’s and Iron Mountain’s anticipated dividend payments, expectations relating to future equity and debt issuances by Iron Mountain and the combined company’s plans, objectives, expectations and other statements that are not historical facts. Such statements are based on the views and assumptions of the management of Iron Mountain and are subject to significant risks and uncertainties. Actual future events or results may differ materially from these statements. Such differences may result from the following factors: (i) our expected dividends may be materially different from our estimates; (ii) the cost to comply with current and future laws, regulations and customer demands relating to privacy issues; (iii) the impact of litigation or disputes that may arise in connection with incidents in which we fail to protect our customers’ information; (iv) changes in the price for our storage and information management services relative to the cost of providing such storage and information management

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services; (v) changes in customer preferences and demand for our storage and information management services; (vi) the adoption of alternative technologies and shifts by our customers to storage of data through non-paper based technologies; (vii) the cost or potential liabilities associated with real estate necessary for our business; (viii) the performance of business partners upon whom we depend for technical assistance or management expertise outside the U.S.; (ix) changes in the political and economic environments in the countries in which our international subsidiaries operate; (x) claims that our technology violates the intellectual property rights of a third party; (xi) changes in the cost of our debt; (xii) the impact of alternative, more attractive investments on dividends; (xiii) our ability to qualify or remain qualified for taxation as a real estate investment trust (“REIT”); (xiv) our ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (xv) the ability to close the transaction with Recall on the terms and within the anticipated time period, or at all, which is dependent on the parties’ ability to satisfy certain closing conditions, including the receipt of governmental approvals; (xvi) the risk that the benefits of the potential transaction with Recall, including potential cost synergies and other synergies (including tax synergies), may not be fully realized or may take longer to realize than expected; (xvii) the impact of the transaction with Recall on third-party relationships; (xviii) actions taken by either Iron Mountain or Recall; and (xviii) changes in regulatory, social and political conditions, as well as general economic conditions. Additional risks and factors that may affect results are set forth in Iron Mountain’s filings with the Securities and Exchange Commission (“SEC”), including Iron Mountain’s Annual Report on Form 10-K for the fiscal year ending December 31, 2014, and Recall’s filings with the Australian Stock Exchange (“ASX”), including Recall’s Annual Report for the fiscal year ending June 30, 2014.